EXHIBIT 99.2

SUBSCRIPTION AGREEMENT

Summit Exploration Inc,
350 South Center Street Suite 500
Reno, NV 89501

Dear Sirs:

Concurrent with execution of this Agreement, the undersigned (the "Purchaser") is purchasing ________________ shares of Common Stock of Summit Exploration Inc, (the "Company") at a price of $0.05 per Share (the "Subscription Price").

Purchaser hereby confirms the subscription for and purchase of said number of Shares and hereby agrees to pay herewith the Subscription Price for such Shares.

MAKE CHECK PAYABLE TO: SUMMIT EXPLORATION INC

Executed this _____ day of ___________________, 20 .
)
	)		Signature of Purchaser
)
Address of Purchaser

Printed Name of Purchaser

	X	$0.05	= US$
Number of Shares Purchased			Total Subscription Price
Form of Payment:	Cash:_______	Check #: ______________	Other: ________________
SUMMIT EXPLORATION INC,
By: ________________________________________
Title: ______________________________________